UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 18, 2008

CoBiz Financial Inc.

(Exact name of registrant as specified in its charter)

Commission file number 001-15955

Colorado	84-0826324
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

821 17th Street
Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

(303) 293-2265

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

CoBiz Financial Inc. (the “Company”) previously announced on July 25, 2008 that it intended to conduct a private placement of Subordinated Unsecured Promissory Notes Due 2018 (the “Notes”).  The private placement provided for the offer of a minimum of $5 million in aggregate principal amount, and a maximum of $30 million in aggregate principal amount (which maximum could be increased to $50 million in the Company’s sole discretion).

On August 18, 2008 and August 22, 2008, the Company completed initial closings for $15.6 million of the Notes.  The Company intends to conduct additional closings of the Notes up to the maximum of $30 million.

The Notes bear a fixed, annual interest rate of 9.0%, will mature ten years after the initial issue date and will pay interest quarterly.  The Notes can be prepaid at par without penalty at any time on or after the fifth anniversary of the initial issue date.

In connection with the initial closings, the Company entered into a Note Holders Agreement with all of the purchasers of the Notes.  The Note Holders Agreement describes the rights, obligations and relationships: (1) as among the holders of the Notes; (2) as between the Company, on the one hand, and the holders of the Notes on the other hand; and (3) as between the holders of the Notes, on the one hand, and certain of the Company’s creditors, on the other hand.

Under the Note Holders Agreement, payment on the Notes will in general be subordinated in right of payment to the prior payment in full of all of the Company’s Senior Indebtedness (as defined below).  The Note Holders Agreement further provides that in the event and during the continuation of any default by the Company in the payment of principal, premium, interest or any other payment due on any Senior Indebtedness following any grace period, or if the maturity on the Company’s  Senior Indebtedness has been accelerated because of a default, such acceleration has not been rescinded or canceled and we have not paid such Senior Indebtedness in full, then, in either case, no payment can be made with respect to the principal of, or premium, if any, or interest on the Notes.

“Senior Indebtedness” is defined in the Note Holders Agreement to include all of our debt, except for our Subordinated Indebtedness (defined below) and Junior Subordinated Indebtedness (defined below).  Our “Subordinated Indebtedness” is defined as all of our debt, except for our Junior Subordinated Indebtedness, that is subordinate and junior in right of payment to all Senior Indebtedness.  The debt evidenced by the Notes is Subordinated Indebtedness under the Note Holders Agreement.  Our “Junior Subordinated Indebtedness” is defined as all of our debt that is subordinate and junior in right of payment to all of our other debt, including our Senior Indebtedness and Subordinated Indebtedness.  Junior

Subordinated Indebtedness includes the Debt that we have incurred as a result of or evidenced by the following indentures:

•

Indenture dated as of September 17, 2003 between the Company and U.S. Bank National Association (“US Bank”), as debenture trustee for Floating Rate Junior Subordinated Deferrable Interest Notes Due 2033;

•	Indenture dated as of May 18, 2004 between the Company and JPMorgan Chase Bank, as trustee; and

•	Junior Subordinated Indenture dated as of August 2, 2005 between the Company and Wilmington Trust Company, as trustee.

The Note Holders Agreement also provides for certain for certain remedies If we default in the payment of any interest on any Note when such interest is due and payable and such default continues for 30 days, or if we default in the payment of principal of any Note at maturity (each, a “Payment Default”).  The Note Holders Agreement provides for certain procedures following a Payment Default pursuant to which the holders of the Notes can appoint a representative to act as the exclusive agent and attorney-in-fact of the Note holders and institute a judicial proceeding for the collection of sums due and unpaid.  However, the Note Holders Agreement provides that such proceeding cannot be initiated until 90 days after such date when the representative provides notice of the intent to initiate such proceeding to US Bank, as lender on our Revolving Credit Agreement dated as of August 2, 2007 (as the same may be extended, amended, supplemented, refinanced, replaced or restructured from time to time with the same or another financial institution).

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information related to the Subordinated Unsecured Promissory Notes Due 2018 discussed under Item 1.01 above is hereby incorporated by reference under this Item 2.03.

Item 9.01. Financial Statements and Exhibits

(a) Not applicable

(b) Not applicable

(c) Not applicable

(d) Exhibits

4.1	Form of Subordinated Unsecured Promissory Note Due 2018.
4.2	Form of Note Holders Agreement, by and among CoBiz Financial and the Holders of the Subordinated Unsecured Promissory Notes Due 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CoBiz Financial Inc.

(Registrant)

/s/	Lyne B. Andrich
Lyne B. Andrich

Executive Vice President and Chief Financial Officer

Date:  August 22, 2008